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                                                [UNOFFICIAL ENGLISH TRANSLATION]

                                                                    Exhibit 99.4

                             SHAREHOLDERS AGREEMENT

                    Entered into and signed on June 23, 2003

Between:          ALON ISRAEL OIL COMPANY LTD. ("ALON")
                  DOR ENERGY (1988) LTD. ("DOR")
                  DOR FOOD CHAINS HOLDINGS LTD. ("DOR FOOD")
                  (Alon, Dor and Dor Food shall be referred to hereinafter jointly and severally as the "ALON GROUP")

                                                              OF THE FIRST PART;


And:              MR. MATTHEW BRONFMAN ("BRONFMAN")
                  MR. SHALOM FISCHER ("FISCHER")
                  BRONFMAN-FISCHER INVESTMENTS LTD. ("BRONFMAN-FISCHER LTD.") MBISF LTD. ("M.S.")
                  (Bronfman, Fischer, Bronfman-Fischer Ltd. and M.S. shall be referred to hereinafter jointly and severally as the "BRONFMAN GROUP")

                                                             OF THE SECOND PART;

And:              NISSAN DOR CHAINS LTD. (the "GRANDPARENT COMPANY")
                  NISSAN ALON RETAIL HOLDINGS LTD. (the "PARENT COMPANY") BRONFMAN-ALON LTD. (the "HOLDING COMPANY")
                  (the Grandparent Company, the Parent Company and the Holding Company shall be referred to hereinafter jointly and severally as the "GROUP OF JOINT COMPANIES")

                                                              OF THE THIRD PART;


Whereas the Bronfman Group and the Alon Group are the owners, in equal shares, of the Holding Company; and

Whereas the Holding Company bid in a tender for the sale of the shares held by Co-op Blue Square Services Association Ltd. (the "ASSOCIATION") in Blue Square - Israel Ltd. ("BLUE SQUARE"), which constitute approximately 78% of Blue Square's issued and outstanding share capital; and

Whereas on April 7, 2003, the Association notified the Holding Company of its selection, subject to the approval of the District Court, as the preferred bidder in the tender; and

Whereas on April 10, 2003, the District Court approved the Holding Company's selection as the preferred bidder; and

Whereas as part of the tender process, the Holding Company executed a purchase agreement for the purchase of Blue Square's shares, in the form
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                                       2


                determined by the Association and which constituted part of the tender documents; and

Whereas the parties wish to complete the purchase proceedings, as required following the winning of the tender, including completing the Financing Arrangements and the engagement with the Financing Bank and the Additional Financing Banks, and all according to the schedule fixed therefor by the Association; and

Whereas the parties are interested in regulating their rights and undertakings in connection with the financing of the purchase of Blue Square's shares and the purchase arrangements; and

Whereas the parties are interested in determining their mutual rights and obligations as shareholders of the Holding Company and of the Group of Joint Companies, including the arrangements for the management and control of Blue Square and of the Material Subsidiaries thereof after the closing of the Purchase;


    THEREFORE, IT HAS BEEN DECLARED, STIPULATED AND AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:


1.       DEFINITIONS


         The following terms shall have the meaning set forth beside them:

        "ALON"                              Alon Israel Oil Company Ltd.

        "MEANS OF CONTROL"                  As defined in the Banking Law
                                            (Licensing), 5741-1981.

        "BRONFMAN"                          Mr. Matthew Bronfman.

        "BRONFMAN-FISCHER LTD."             Bronfman-Fischer Investments Ltd., a
                                            company wholly owned (100%) by Mr.
                                            Matthew Bronfman and Mr. Shalom
                                            Fischer at the time of execution of
                                            this agreement.

        "M.S."                              MBISF Holdings Ltd.

        "DOR"                               Dor Energy (1988) Ltd.

        "DOR FOOD"                          Dor Food Chains Holdings Ltd.

        "ASSOCIATION"                       Co-op Blue Square Services
                                            Association Ltd.

        "FINANCING BANK"                    Bank Hapoalim Ltd.

        "ADDITIONAL FINANCING BANKS"        The banks which shall provide Dor
                                            Food and/or
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                                       3


                                            M.S. with financing in connection
                                            with the provision of either one's
                                            portion in the Holding Company's
                                            shareholders equity.

        "HOLDING COMPANY"                   Bronfman-Alon Ltd., the authorized
                                            capital of which is 50,000 shares of
                                            par value NIS 1 each, of which 100
                                            shares were issued to Bronfman on
                                            the one hand; and 100 shares to Alon
                                            Israel Oil Company Ltd. on the other
                                            hand, immediately prior to the
                                            execution of this agreement.

        "MATERIAL RESOLUTION"               A resolution concerning a Material
                                            Transaction, as defined herein, and
                                            any resolution having a potential
                                            material impact on the business,
                                            assets, profits or liabilities of
                                            Blue Square or of any Material
                                            Subsidiary of Blue Square.

        "FINANCING ARRANGEMENTS" or         The arrangements to be fixed between
        "FINANCING AGREEMENT"               the Holding Company and the
                                            Financing Bank in connection with
                                            the financing of the Purchase.


        "PURCHASE AGREEMENT"                An agreement for the purchase of
                                            Blue Square's shares from the
                                            Association, which was executed by
                                            the Holding Company within the
                                            tender process, in the form
                                            determined by the Association and
                                            which constituted part of the tender
                                            documents.

        "BLUE SQUARE"                       Blue Square-Israel Ltd.

        "MATERIAL SUBSIDIARY OF BLUE        Blue Square Properties or any
        SQUARE"                             subsidiary or held company,
                                            including a partnership or any other
                                            legal entity, the business of which
                                            has an material impact on the
                                            business, property, profits or
                                            liabilities of Blue Square. Within
                                            this framework, it is agreed that
                                            any legal entity in which Blue
                                            Square has a material investment
                                            will be deemed as a Material
                                            Subsidiary of Blue Square.

        "PARENT COMPANY"                    Nissan Alon Retail Holdings Ltd.,
                                            the authorized capital of which is
                                            50,000 shares of par value NIS 1
                                            each, of which 200 shares were
                                            issued to the Grandparent Company
                                            immediately prior to the execution
                                            of this agreement.

        "GRANDPARENT COMPANY"               Nissan Dor Chains Ltd., the
                                            authorized capital of which is
                                            50,000 shares of par value NIS 1
                                            each, of which 100 shares were
                                            issued to Dor Food on the one hand;
                                            and 100 shares to M.S. on the other
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                                       4


                                            hand, immediately prior to the
                                            execution of this agreement.

        "PURCHASE PRICE"                    NIS 1,337,360,000 plus interest of
                                            Prime + 1% from April 6, 2003 until
                                            the date of closing of the Purchase
                                            Transaction.

        "EXECUTIVE OFFICERS"                Management team members and/or
                                            division heads, including the heads
                                            of the planning and maintenance,
                                            real estate, human resources and
                                            information technologies divisions,
                                            VPs operations, VPs finance and
                                            accounting, VPs trade and marketing
                                            and legal counsel.

        "MATERIAL TRANSACTION" or           Any transaction or investment of
        "MATERIAL INVESTMENT"               Blue Square and/or of member
                                            companies of the Blue Square Group,
                                            not approved in the relevant
                                            company's annual budget or any
                                            transaction of $1.5 million and
                                            over, if not in the ordinary course
                                            of business of the Blue Square
                                            Group.

        "PURCHASE TRANSACTION" or the       The purchase of the Association's
        "PURCHASE"                          shares in Blue Square pursuant to
                                            the Purchase Agreement, as defined
                                            herein.

        "FISCHER"                           Mr. Shalom Fischer.
        "ALON GROUP"                        Alon, Dor and Dor Food, as defined
                                            herein, jointly and severally.

        "BRONFMAN GROUP"                    Bronfman, Fischer, Bronfman-Fischer
                                            Ltd. and M.S., as defined herein,
                                            jointly and severally.

        "GROUP OF JOINT COMPANIES"          The Grandparent Company, the Parent
                                            Company and the Holding Company, as
                                            defined herein, jointly and
                                            severally.

        "BLUE SQUARE GROUP"                 Blue Square and the Material
                                            Subsidiaries of Blue Square, jointly
                                            and severally.

        "BLUE SQUARE PROPERTIES"            Blue Square Chain Properties and
                                            Investments Ltd.

2.       PREAMBLE, APPENDICES AND HEADINGS


         2.1 The preamble to this agreement and the appendices enclosed herewith constitute an integral part hereof.


         2.2 The headings in this agreement are inserted for the sake of convenience only and shall not be relied upon for the interpretation of this agreement.
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                                       5


3.       PARTIES' REPRESENTATIONS


         The Alon Group and the Bronfman Group represent and warrant as follows:


         3.1 Each one of the parties hereby represents and warrants that it possesses the requisite powers and authorities for its execution and performance of this agreement, and that it has adopted all the resolutions required under any law or agreement for the purpose of entering into this agreement.


         3.2 Each one of the parties hereby represents and warrants that it is executing this agreement, and consents to the Holding Company's execution of the Purchase Agreement, on the basis of examinations performed thereby, and after having found the execution of this agreement and the Holding Company's execution of the Purchase Agreement to be satisfactory thereto.


         3.3 Each one of the parties hereby represents that it possesses the requisite legal and financial capabilities for the execution of this agreement and for the performance of its undertakings in connection with the Purchase Agreement and the Financing Arrangements associated with the Purchase Agreement, as specified in this agreement.


         3.4 Dor represents that it is the sole owner (100%) of Dor Food, and that Dor Food holds 50% of the issued share capital of Nissan Dor Chains Ltd.


         3.5 Bronfman-Fischer Ltd. represents that it is the sole owner (100%) of M.S., and that M.S. holds 50% of the issued share capital of Nissan Dor Chains Ltd.


         3.6 Bronfman and Mr. Shalom Fischer represent and warrant that Bronfman-Fischer Ltd. shall at all times be wholly owned (100%) by them; that so long as this agreement is in effect, and the parties hereto directly or indirectly hold the Blue Square Group, Bronfman and/or Mr. Shalom Fischer shall not transfer and shall not bestow, directly or indirectly, rights in Bronfman-Fischer Ltd. to third parties, except as provided in Section 10.1.4; and that it shall be an SPV (Special Purpose Vehicle) in that its sole business and assets shall be its holdings in M.S.


         3.7 Alon Israel Oil Company Ltd. represents and warrants that Dor Energy (1988) Ltd. shall be controlled thereby so long as this agreement is in effect.


4.       BLUE SQUARE HOLDINGS STRUCTURE


         The following acts shall be performed concurrently and parallel to the closing of the purchase of Blue Square's shares from the Association:
         (i) Alon Israel Oil Company Ltd. shall transfer all of its holdings in the
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         Holding Company to the Parent Company; (ii) Bronfman shall transfer all of his holdings in the Holding Company to the Parent Company. After performing this transfer and closing the Purchase, the structure of the holdings in Blue Square and in the Group of Joint Companies shall be as follows:


M. Bronfman  S. Fischer                         Alon Israel Oil Company Ltd.
----------------------------------------------------------------------------
     \           /                                          |
From  \ 50.01%  /  Up to 49.9%                         100% |
       \       /                                            |
Bronfman-Fischer Ltd.                            Dor Energy (1988) Ltd.
        100%                                               100%
 ______________________                           ______________________
|                      |                         |                      |
|        M.S.          |                         |       Dor Food       |
|______________________|                         |______________________|
             \                                            /
                \                                      /
                   \ 50%                        50% /
                      \                          /
                         \                    /
                    _______________________________
                   |                               |
                   |       Nissan Dor Chains       |
                   |_______________________________|
                                   |
                                   |
                                 100%
                                   |
                                   |
                _____________________________________
               |                                     |
               |   Nissan Alon Retail Holdings Ltd.  |
               |_____________________________________|
                                   |
                                   |
                                 100%
                                   |
                                   |
                     _____________________________
                    |                             |
                    |     Bronfman Alon Ltd.      |
                    |_____________________________|
                                   |
                                   |
                           Approximately 78%
                                   |
                                   |
                        _______________________
                       |                       |
                       |      Blue Square      |
                       |_______________________|
                                   |
                                   |
                           Approximately 80%
                                   |
                                   |
                    _______________________________
                   |                               |
                   |     Blue Square Properties    |
                   |_______________________________|


         The parties undertake to take all necessary action to cause the structure of the holdings in Blue Square and in the Group of Joint Companies to be as specified above in this Section 4.


5.       FINANCING THE PURCHASE TRANSACTION


         5.1 The Bronfman Group and the Alon Group confirm and agree that the principles for financing the Purchase Transaction are as set forth in APPENDIX A. Each of the Bronfman Group and the Alon Group undertakes: (i) to provide one half of the shareholders equity, the
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                                       7


                  collateral and the guarantees required to finance the Purchase Transaction, from its own sources and over and above the senior lien to be imposed on the acquired shares in favor of the Financing Bank; (ii) that the guarantees of each party shall be several, according to its share in the Holding Company (50%) and without any mutual guarantee between them;
                  (iii) to provide the aforementioned collateral and guarantees in a timely manner, as required for a timely closing of the Purchase Transaction; (iv) subject to the Financing Arrangements and to the Financing Bank's consent, to cause the Group of Joint Companies to sign any documents required, to the extent required, by the Additional Financing Banks in connection with the Group of Joint Companies' undertaking to distribute to Dor and to M.S., in the form of a dividend or otherwise, including by way of payment of the notes, cash balances remaining in the Group of Joint Companies after the distribution of dividends or the performance of other payments by Blue Square; provided, however, that such signature shall not impose on the parties any obligations in addition to those fixed herein; (v) the parties agree that each party shall be entitled to have a senior lien imposed on its holdings in the Grandparent Company in favor of the Financing Bank for the purpose of obtaining the financing and reaching the Financing Agreement; provided, however, that any exercise of such liens shall be subject to the right of first refusal stipulated in
                  Section 8 below.


         5.2 In accordance with Appendix A, each party undertakes to infuse its share in the capital constituting approximately 25% of the Purchase Price, directly into the Holding Company, from its own sources and under its responsibility, against a note to be provided thereto by the Holding Company. The note shall be nominal and shall bear no interest or differences of indexation, unless the board of directors of the Holding Company shall determine otherwise. In any case, the terms and conditions of the note shall be identical for both parties. The parties agree that subject to the provisions of the Financing Agreement and to the terms and conditions stipulated therein: (i) of the approximately NIS 480 million to be distributed by Blue Square as a first dividend, approximately one half shall be applied to repaying the notes; (ii) any additional dividend to be distributed by Blue Square, in whatever scope, shall first be applied to repaying the financing provided by the Financing Bank in accordance with the payment schedule, and any balance in excess of the payment amounts according to the payment schedule shall be applied to repaying the notes; (iii) each party shall be entitled to pledge/endorse its rights under the note to its Additional Financing Bank; (iv) each party shall be entitled to create the liens specified in APPENDIX B hereto in favor of its Additional Financing Bank, provided that the realization of such liens shall be subject to the right of first refusal as provided in Section 8 hereunder.


         5.3 Upon payment of the notes by the Holding Company, the parties shall act to remove all of the liens created in favor of the Additional
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                                       8


                  Financing Banks in connection with the financing of the parties' share in the shareholders equity, as provided in
                  Section 5.2 above.


6.       COMPANIES' BYLAWS


         6.1 The bylaws of the Group of Joint Companies are attached hereto as APPENDIX C.


         6.2 The parties shall act to adjust the provisions of the bylaws to the provisions of this agreement. In any case of conflict between the provisions of this agreement and the provisions of the bylaws, the provisions of this agreement shall prevail.


7. BOARD OF DIRECTORS, MANAGEMENT AND DECISION-MAKING OF AND IN THE HOLDING COMPANY


         7.1      The number of directors in the Holding Company shall be 8.


         7.2 The parties agree that the Bronfman Group, through M.S., shall be entitled to appoint one half of the members of the board of directors of the Holding Company, by recommending to the Holding Company's general meeting to appoint one half of the directors as aforesaid, and that the Alon Group, through Dor Food, shall be entitled to appoint one half of the members of the board of directors of the Holding Company, by recommending to the Holding Company's general meeting to appoint one half of the directors as aforesaid.


         7.3 The first directors of the Holding Company shall be 4 recommendees of the Bronfman Group and 4 recommendees of the Alon Group.


         7.4 Each party having appointed one director or more, by virtue of its right as aforesaid, shall be entitled to appoint a substitute director for any such director as aforesaid, and to replace any director appointed thereby, to terminate his office and to appoint another director in his place at any time. A substitute director shall have the same authorities conferred upon the director for whom he is substituting. The parties shall arrange for the purchase of insurance coverage for the professional liability of the Holding Company's directors, subject to any law.


         7.5 Each director attending a board meeting of the Holding Company shall have one vote.


                  Subject to Section 7.9 below, the resolutions of the Holding Company's board of directors shall be passed by a 60% majority of the votes of the directors present at such meeting.


         7.6 The legal quorum for board meetings of the Holding Company shall be no less than six directors, provided that three of them shall have been appointed by the Bronfman Group and three by the Alon Group.
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                                       9


         7.7 The Holding Company's authorized signatories shall be as set forth in APPENDIX D hereto. The Holding Company's board of directors shall be entitled to modify the signature rights in the Holding Company from time to time.


         7.8 The parties agree that Mr. David Wiessman shall be appointed as the first Chairman of the Holding Company and shall actively serve as chairman, that Mr. Mathew Bronfman shall be appointed as the first Vice and Substitute Chairman of the Holding Company, and that the first CEO of the Holding Company shall be CPA Shlomo Zohar or another CEO to be appointed by the mutual consent of the Bronfman Group and the Alon Group. The term of office of the said Chairman, Vice and Substitute Chairman and CEO of the Holding Company shall be 3 years from the date of closing of the Purchase Transaction.


         7.9 On the matters listed below, the resolutions of the Holding Company, either at its board of directors or at the general meeting, as the case may be, shall be adopted by a 75% majority of the voting rights at the board of directors or (as the case may be) of the shareholders, as follows:


                  7.9.1     Transactions with interested parties.


                  7.9.2 Transactions with officers in the Holding Company or transactions in which an officer of the Holding Company has a personal interest.


                  7.9.3 Resolutions on the modification of the Holding Company's bylaws.


                  7.9.4 A resolution on modifications in the classes of shares of the Holding Company and/or in the rights associated with the classes of shares of the Holding Company.


                  7.9.5 A resolution on the modification of the terms and conditions of the notes to be issued by the Holding Company to any of the shareholders thereof, including a resolution pertaining to interest on the notes.


                  7.9.6 A resolution pertaining to a merger and/or spin-off of the Holding Company.


                  7.9.7 A resolution concerning the allotment of securities of the Holding Company or the sale of such securities or the introduction of an additional shareholder to the Holding Company in another manner, or any allotment of Means of Control in the Holding Company.


                  7.9.8 The appointment of officers to the Holding Company and determining their terms of employment.
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                                       10


                  7.9.9 The appointment of a CPA and legal Attorneys for the Holding Company and for the Blue Square Group. It is agreed that the firms of Zohar & Zohar and an additional firm recommended by the Alon Group (50% each) shall serve as the first CPA firm of the Holding Company and of the Blue Square Group from 2004 (with the current CPA firm, as being on the date of execution of this agreement, continuing to serve as the CPA of Blue Square Group in 2003), and that the law firm of Shraga F. Biran & Co. shall serve as the first attorneys of the Holding Company and of the Blue Square Group, in all matters except for corporate secretarial matters, securities, labor law and torts. A law firm recommended by the Bronfman Group shall be appointed as the first law firm of the Holding Company and of Blue Square Group for corporate secretarial matters, securities, labor law and torts. The appointments of CPAs and attorneys as provided in this subsection above, shall not apply to transactions between the Holding Company and/or Blue Square Group and interested parties therein.


                  7.9.10 A resolution on the sale of material assets of the Holding Company and/or on a change in the Holding Company's line of business.


                  7.9.11 A resolution on the sale of Means of Control in Blue Square or in Material Subsidiaries of Blue Square.


                  7.9.12 Any material resolution pertaining to the Blue Square Group, including resolutions on the sale or purchase of material assets of any member of the Blue Square Group and/or resolutions on the appointment of Executive Officers in the Blue Square Group and determining their terms of employment.


                  7.9.13 So long as the Holding Company is a controlling shareholder of Blue Square - any resolution pertaining to the Holding Company's position on the matters specified in Sections 7.9.1-7.9.11 above, mutatis mutandis, which requires the approval of Blue Square's shareholders meeting.


8.       TRANSFER OF SHARES


         The parties hereby agree that subject to the provisions of Section 10 and without derogating therefrom, the following provisions shall apply to a transfer or sale of shares in Nissan Dor Chains Ltd., M.S. or Dor Food (in this Section 8: the "COMPANY"):


         8.1 A shareholder wishing to sell its shares in the Company, in whole or in part (the "OFFEROR") to any third party (the "THIRD PARTY"), shall be obligated to first offer the same to the other shareholders in the Company, and in the case of the sale of any of the shares of M.S.
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                                       11


                  and/or Dor Food, to Dor or to Bronfman-Fischer Ltd., respectively (the "OFFEREES") pursuant to the following provisions:


                  8.1.1 The Offeror shall give the Offeree written notice (the "OFFEROR'S Notice"), stating its intention of selling or transferring its shares in the Company, in whole or in part (the "SHARES FOR SALE"). The notice shall specify the terms of the offer (including the number of Shares for Sale, the consideration therefor, the terms of payment, the collateral, if any, and any other material detail proposed to the Offeror by the Third Party (the "OFFER"), the identity of such Third Party (the "INTERESTED BUYER") and the Interested Buyer's written consent to assume all of the undertakings imposed on the Offeror pursuant to this contract.


                  8.1.2 The Offeror's Notice shall be accompanied by the Interested Buyer's undertaking to buy the proposed Shares for Sale at the price and under the terms proposed thereby.


                  8.1.3 In the event that the Offerees or any one of them shall wish to buy all of the Shares for Sale, they shall give written notice thereof (the "PURCHASE NOTICE") to the Offeror, no later than the end of the 30th (thirtieth) day after receiving the Offeror's Notice (the "EFFECTIVE PERIOD"). An Offeree who shall have failed to deliver a Purchase Notice for all of the Shares for Sale by the end of the Effective Period, shall be deemed to have declined the Offer. Each one of the Offerees shall be entitled to purchase part of the Shares for Sale according to its prorated share in the holdings of all the Offerees in the Company. In the event that any one of the Offerees shall have declined to buy its share in the Shares for Sale, the other Offerees shall be entitled to buy its share, by giving the Offeror notice thereof within 30 (thirty) days after the end of Effective Period (the "ADDITIONAL EFFECTIVE Period").


                  8.1.4 Exercising the right of first refusal as aforesaid is contingent on that the Offerees or any one of them shall buy all of the Shares for Sale.


                  8.1.5 In the event that the Offerees or any one of them shall have delivered a Purchase Notice to the Offeror, within the aforementioned time frames, the parties shall act to execute a detailed contract for the purchase of all the Shares for Sale by the Offerees, on the basis of the terms specified in the Offer (in this Section, the "DETAILED CONTRACT"), as soon as possible. The parties shall use their best efforts to obtain all of the approvals required by any law to consummate the purchase pursuant to the Detailed Contract, as soon as possible, and shall fulfill any reasonable condition imposed by any such approval-provider, within a reasonable period of time.
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                                       12


                            In the event that not all of the approvals required by law for the consummation of the purchase by the Offeree and/or Offerees, as the case may be, shall have been obtained by the end of two months after the date of execution of the Detailed Contract, then the Offeror shall be entitled to sell all (but not part of) the Shares for Sale to the Interested Buyer, for a price no lower than the price fixed in the Offer and under terms and conditions no better (to the Interested Buyer) than those proposed in the Offer, within a period of three months after the end of the said two months, and the provisions fixed in
                            Section 8.2 below shall apply, and subject to the fulfillment thereof.


                  8.1.6 In the event that the Offerees shall have given notice that they are not interested in buying all of the Shares for Sale under the terms and conditions of the Offer, or shall have failed to deliver a Purchase Notice within the time frames fixed in
                            Section 8.1.3 above, then the Offeror shall be entitled to sell all (but not part of) the Shares for Sale to the Interested Buyer, for a price no lower than the price fixed in the Offer and under terms and conditions no better (to the Interested Buyer) than those proposed in the Offer, within a period of three months after the end of the Effective Period or the Additional Effective Period, as the case may be, and the provisions fixed in
                            Section 8.2 below shall apply.


                            After expiration of the said three-month period, the transfer of the Shares for Sale shall once again be subject to the right of first refusal, as specified above.


         8.2 Without derogating from the effectiveness of the right of first refusal and from the provisions specified in Section
                  8.1 above, and subject thereto, the parties hereby explicitly agree that any sale or transfer of shares in the Company, by a shareholder, to any Interested Buyer (namely, to an Interested Buyer who is not a party to this contract), shall be subject to the following provisions:


                  8.2.1 The sale or transfer shall be contingent on that the Interested Buyer shall consent and undertake, in writing, that this contract and all the provisions and undertakings specified herein, without exception, including the undertakings fixed in this
                            Section 8 and the provisions of the Company's bylaws, shall apply thereto and shall be binding thereupon, as they shall have been binding upon whomever shall have transferred the shares thereto (the "TRANSFEROR"), including, but without derogating from the generality of the aforesaid, the undertaking that the Interested Buyer shall not be entitled to transfer shares in the Company if the Transferor shall not have been entitled to transfer the same according to the terms and conditions stipulated in this agreement. In the event that the transferee shall have signed such a document and the transfer of shares thereto approved, then the undertakings pursuant to this agreement of the other parties hereto, shall be deemed to be undertakings to the transferee too.


                  8.2.2 The sale or transfer to the Interested Buyer shall be contingent upon the approval of the Company's board of directors, which approval shall not be unreasonably withheld.


         8.3 The provisions of Section 8.1 above shall not apply in the case of: (i) a transfer of up to 49% of the share capital of Dor Food; (ii) a transfer of up to 35% of the share capital of M.S.; (iii) a transfer of up to 49% of the share capital of M.S., if Bronfman alone shall hold all (100%) of the shares of Bronfman-Fischer Ltd.; (iv) a transfer of shares to an entity controlling the seller and/or to a corporation controlled by the seller and/or to a corporation controlled by the seller's shareholders, as long as they control or are controlled as aforesaid, and subject to that the transfer of shares to a corporation as aforesaid shall not release the Transferor of its undertakings under this agreement and/or due to the shares, and that it shall continue to bear the same jointly and severally with the transferee entity.


                  For this purpose, "CONTROL" shall mean the ownership of more than one half of the voting rights and capital of the controlled corporation.


9.       TAG ALONG IN THE SALE OF SHARES IN NISSAN DOR CHAINS LTD.


         9.1 Subject to the provisions of Sections 8 and 10 and without derogating therefrom, in any case in which a shareholder (in this section: the "SELLER") shall offer to sell its holdings in Nissan Dor Chains Ltd. (in this Section 9: the "COMPANY"), in whole or in part (in this Section: the "OFFER"), to any third party (in this Section: the "BUYER"), then each one of the other shareholders in the Company shall be entitled to demand (provided that they did not exercise the right of first refusal as set out in Section 8 above) to include, in the shares offered for sale to the Buyer, the same number of shares from the Company shares owned thereby, equal to the product of the number of shares of that shareholder who is exercising its right as aforesaid, as being on the date of the Offer, multiplied by the number of shares offered for sale by the Seller, and divided by the total number of shares held by the Seller (in this Section: the "TAG ALONG RIGHT"). It is clarified that the Seller shall give notice of the Offer in the Offeror's Notice as set out in Section 8.1.1 above.


         9.2 In the event that the Seller shall have been given no notice by any of the shareholders within 7 days from the expiration of the Effective Period or the Additional Effective Period (as these terms are defined in Section 8.1.3 above), as the case may be (the "TAG ALONG EXERCISE PERIOD"), whereby a shareholder wishes to exercise its Tag Along Right, it shall be deemed to have waived this right, and the Seller shall be entitled, within three months after the end of the Tag Along Exercise Period, to sell the shares included in the Offer to the Buyer, provided that the price and terms of the sale shall not exceed, from the Seller's point of view, those specified in the Offer. After the said three-month period, the transfer of the shares shall once again be subject to the Tag Along Right, as specified above.


                  In the event that any of the shareholders shall have declined to exercise its Tag Along Right, the other shareholders shall not be entitled to exercise the said declining shareholder's share in the Tag Along Right.

         9.3 In the event that any one of the shareholders shall have given notice of exercise of the Tag Along Right, the number of its shares as provided in Section 9.1 above shall be transferred to the Buyer, on the date of closing of the transfer of shares from the Seller to the Buyer, at the same price and under the same terms applicable to the sale of the Seller's shares to the Buyer.

10.      PROHIBITION OF SALE OF SHARES

         10.1 The parties agree and undertake that so long as the Holding Company shall not have fully repaid the financing to be taken thereby pursuant to the Financing Arrangements (the "LOCK-UP PERIOD"), then the following prohibitions shall apply:

                  10.1.1 Dor shall not be entitled to transfer more than 49% of Dor Food's share capital, and it undertakes to remain the controlling shareholder of this company.

                  10.1.2 Bronfman-Fischer Ltd. shall not be entitled to transfer more than 35% of the share capital of M.S. However, it is agreed that if Bronfman alone shall hold all (100%) of the shares of Bronfman-Fischer Ltd., then Bronfman-Fischer Ltd. shall not be entitled to transfer more than 49% of the share capital of M.S.

                  10.1.3 No party shall be entitled to sell any of its holdings in the Grandparent Company, in such a manner that each party shall hold 50% of the Grandparent Company throughout the entire Lock-Up Period.

                  10.1.4 Bronfman shall Control (as this term is defined in the latter part of Section 8.3 above) Bronfman-Fischer Ltd. Bronfman shall be entitled to transfer to members of his family, either as individuals or as owners of 100% of the holdings in corporations held by them, shares in Bronfman-Fischer Ltd., subject to that Bronfman shall remain the owner of no less than 50.01% of the shares of Bronfman-Fischer Ltd.

                  10.1.5 Alon Israel Oil Company Ltd. shall Control (as this term is defined in the latter part of Section 8.3 above) Dor Energy (1988) Ltd.

         10.2 The parties undertake that under no circumstances will they, in any way, transfer shares in Dor Food and/or in M.S. and/or in the Group of Joint Companies to oil companies or to other entities operating in the energy industry in Israel and in the Palestinian Authority.

11.      ARRANGEMENTS FOR THE CONTROL AND MANAGEMENT AND THE BLUE SQUARE GROUP

         11.1 Control arrangements and provisions for the management of the Blue Square Group:


                  As a rule, the parties agree to act while applying the principle of full equality between them and the need for mutual consent on the manner of control and the arrangements for the control and management of the Blue Square Group, including, but without derogating from the generality of the aforesaid, determining the Blue Square Group's policy and strategy, appointing officers and determining their terms of employment, the Blue Square Group's budget, Material Transactions, offerings and capital-raising, etc. Within the framework of the aforesaid, the parties agree that the following provisions shall apply with respect to the Blue Square Group:

                  11.1.1 The parties shall act to have Blue Square's board of directors comprise 12 directors, in addition to 2 independent directors, and to replace the current board of directors of Blue Square, on the date of closing of the Purchase Transaction, with the following slate: David Wiessman, Mathew Bronfman, Yitzhak Bader, Shalom Yaacov Fischer, Avraham Meron, Pinchas Cohen, Davidi Marom, Shlomo Even, Ron Hadasi, Meirav Gold, Elisha Eitani and another director recommended by the Bronfman Group. The parties shall act for the adoption of the appropriate resolutions by the Holding Company so that Blue Square's board of directors shall at all times comprise an equal number of Bronfman Group recommendees and Alon Group recommendees, in addition to the independent directors or other acting directors, the appointment of whom shall have been agreed upon by the parties without having any link to any of the parties.

                  11.1.2 The parties shall act to have Blue Square's board of directors appoint two executive committees: (i) a short committee of 4 members (the first members of which shall be Blue Square's CEO, the Holding Company's Chairman (Alon Group's Representative), a representative of the Bronfman Group and the Holding Company's CEO), which shall convene on an ongoing basis as the need arises. The first Chairman of the narrow committee shall be the Holding Company's CEO;
                            (ii) an extended committee of 7 members, in addition to Blue Square officers as needed, which shall comprise three Bronfman Group recommendees, three Alon Group recommendees and the Holding Company's CEO. The extended committee shall convene once a month. The Chairman of the extended committee shall be the Holding Company's CEO. The parties shall be entitled to appoint substitute members for the members of the said committees.

                  11.1.3 The parties shall act so that each party shall be able to bring about the termination of a director appointed thereby and to appoint another in his place in the case of termination or other expiration of office. As a rule, the parties agree that the decision of a certain group to appoint a director or to terminate a director appointed thereby, within the quota of directors available thereto, shall be deemed as the parties' decision to vote in favor of such appointment or termination at the relevant forum.

                  11.1.4 Resolutions on material matters pertaining to the Blue Square Group shall be adopted by the Bronfman Group and the Alon Group consensually, and the parties shall act to have their agreements approved by the competent organs of the Blue Square Group. The matters specified hereunder shall be deemed to be material: (i) determining the budget of the Blue Square Group; (ii) a Material Transaction or a Material Resolution of the Blue Square Group; (iii) the appointment of Executive Officers to the Blue Square Group and the determination of their terms of employment; (iv) the appointment of chairmen in the Blue Square Group and determining their terms of employment; (v) a decision on the allotment of securities of the Blue Square Group; (vi) Blue Square Group's launching of new lines of business;
                            (vii) determining signature rights in the Blue Square Group.


                            The parties shall act to amend the bylaws of Blue Square and of Blue Square Properties so that the required majority for the adoption of resolutions on the matters listed above by the board of directors of the relevant company shall be at least 75% of the directors, it being agreed that the aforesaid shall bind the parties also before the bylaws are amended.


                            For the removal of doubt, it is clarified that the need for mutual consent shall apply with regard to any material matter, also if not included in the above list and even if formally a simply majority in the board of directors is required therefor pursuant to the bylaws of the relevant company.

                  11.1.5 The parties agree that Mr. Mathew Bronfman shall be appointed as the first Chairman of Blue Square, and that Mr. David Wiessman shall be appointed as Vice and Substitute Chairman.

                  11.1.6 Blue Square's board of directors, in its composition after the closing of the Purchase, will be asked to approve the composition of the signature rights on behalf of Blue Square, after approval thereof by the board of directors of the Holding Company.

                  11.1.7 Upon termination of the current independent directors' office, each party shall decide upon the identity of a person it recommendees to act as independent director, and the parties shall act to obtain the appropriate approvals for their appointment by Blue Square.

                  11.1.8 It is agreed that the provisions of Sections 11.1.1-11.1.3 shall also apply to Blue Square Properties and to Material Subsidiaries of Blue Square, it being further agreed that: (i) Mr. David Wiessman shall be appointed as the first Chairman of Blue Square Properties, (ii) Mr. Mathew Bronfman shall be appointed as Vice and Substitute Chairman of Blue Square Properties; (iii) Blue Square's CEO shall act as a director of Blue Square Properties; therefore, the provisions of the first part of this
                            Section 11.1.8 notwithstanding, the board of directors of Blue Square Properties shall comprise 13 directors and the parties shall act to have the bylaws of Blue Square Properties amended with respect to the number of directors therein.

                  11.1.9 Directors in Blue Square and in Blue Square Properties shall be entitled to remuneration for their participation in board meetings in accordance with the rate fixed in the Companies Regulations (Rules on the Remuneration and Expenses of Independent Directors), 5760-2000. The parties shall act to have this sub-section approved by Blue Square Group's competent institutions.

                  11.1.10 The Holding Company's CEO shall be entitled, in coordination with Blue Square's CEO, to arrange for the invitation, from time to time and as the need arises, of observers on behalf of the Holding Company to board meetings and management meetings of Blue Square and of Blue Square Properties.

12.      MANAGEMENT OF THE JOINT COMPANIES

         12.1 It is hereby agreed by the parties that the principles of management of the Holding Company specified in Section 7 above, and the principles of the control arrangements specified in Section 11 above shall apply, mutatis mutandis, also to the management of the Parent Company and/or the Grandparent Company and to the arrangements for the control of other companies and corporations to be controlled by the Parent Company and/or the Grandparent Company, if any. Detailed provisions on such management and control, including with regard to the number of directors, the identity of the chairperson, signature rights, etc., will be determined by the parties at a later stage; it is agreed, however, that in all cases such provisions shall be based on the principle of full equality between the Bronfman Group and the Alon Group, and in accordance with the principles specified in Sections 7 and 11 hereof. It is further agreed that in any case in which a resolution shall be brought before any of the competent organs in the Parent Company and/or the Grandparent Company that would have required a special majority or the fulfillment of any other condition for the adoption thereof, had it been brought before the Holding Company, then such special majority requirement and/or the fulfillment of such condition, as the case may be, shall also apply to the adoption of the said resolution by the Parent Company and/or the Grandparent Company.

13.      PURCHASE OF ADDITIONAL SHARES IN BLUE SQUARE AND IN THE SUBSIDIARIES


         Each one of the parties, including through corporations or individuals controlled thereby or associated therewith, undertakes to refrain from purchasing, either directly or indirectly, shares in Blue Square or in Material Subsidiaries of Blue Square, and in the absence of any other agreement in writing, the purchase of additional shares shall be performed solely through the Holding Company. In the event of a purchase by a party contrary to the provisions of this agreement, the Holding Company shall be entitled (and on this matter the decision of the party which did not purchase the shares shall suffice to bind the Holding Company), to adopt the purchase and to obligate the shareholder which made the purchase in violation of the above undertaking to transfer the shares it had purchased, for the price and under the conditions at which they were bought, to the Holding Company.

14.      OTHER AGREED PRINCIPLES

         14.1 Dividend distribution - As a rule, the parties agree to act for the distribution of the highest possible dividend by Blue Square so as to enable the Holding Company and the parties themselves to keep the payment schedule of the loans taken to finance the Purchase.

         14.2 Introduction of a partner - The parties agree to consider introducing a partner to the Holding Company or the Parent Company or the Grandparent Company, at the rate of up to 20%. The parties agree that in any case the partner will be a financial partner, while having most of the Means of Control of Blue Square retained in the hands of the parties themselves. In no case will such a partner constitute a balance pivot between the parties.

         14.3 Super Alonit - The parties agree that the Blue Square Group shall enter into an agreement with the Super Alonit chain, on a commercial basis, for the supply of products and the rendering of services such as know-how, logistics, etc., to replace the current engagement between the said chain and Supersal. For the removal of doubt, it is clarified that the agreed restriction set forth in Section 14.6 below with regard to the non-opening of the Blue Square chain stores on the Sabbath, will not apply to the Super Alonit chain. The Blue Square Group's engagement with the Super Alonit chain in an agreement as aforesaid shall be brought before the competent institutions of the Blue Square Group for approval, and the parties agree to act to obtain such approval.

         14.4 The Alon Group and the Bronfman Group shall discuss, and shall act in concurrence, on the issue of the purchase of insurance for officers in the Group of Joint Companies.

         14.5 The parties will act to convene the institutions of Blue Square to approve the payment of management fees by Blue Square to the Holding Company in the sum of up to $1.5 million per year. The management fees shall be applied subject to the provisions of the Financing Arrangements with the Financing Bank.

         14.6 It is agreed that the Blue Square Group stores will not be open to the public on the Sabbath.

15.      DISPUTE-RESOLUTION MECHANISM

         15.1 In any case in which a dispute shall arise between the parties in connection with this agreement, its performance or any matter related hereto, such a dispute shall be resolved by a single arbitrator, the identity of whom shall be agreed upon by the parties; in the lack of agreement, the arbitrator shall be named by the chairman of the Israeli bar association. The arbitration shall take place in Israel and shall be subject to the Israeli substantive law. The arbitrator shall be obligated to give reasons for his award but shall not be bound by the laws of evidence and procedure.

         15.2 It is clarified that the provisions of Section 15.1 shall not apply in the case of a managerial deadlock in the Holding Company or an inability to pass resolutions therein due to disagreements between the parties that are not the result of a breach of this agreement. In such a case, the parties shall turn to conciliation before a conciliator to be appointed by mutual consent; in the lack of consent, the conciliator shall be the then-acting chairperson of Bank Hapoalim.

16.      JURISDICTION AND GOVERNING LAW

         16.1 Without derogating from the provisions of Section 15.1 above, it is agreed that the Courts of Tel Aviv Jaffa shall have sole jurisdiction over any matter pertaining to this agreement.

         16.2 This agreement shall be governed by the laws of the State of Israel.

17.      CONFIDENTIALITY AND NON-COMPETITION

         17.1 The parties undertake to maintain the particulars of this agreement and any information, figures, negotiations, correspondence and communications to be exchanged or conducted between them, as the case may be, and/or which may reach the hands of any of them in connection with the consummation of this transaction and the consummation of the Purchase Transaction, in strict confidence.

         17.2 Each one of the parties undertakes not to compete with the business of the Blue Square Group in Israel. For the removal of doubt, it is agreed that the business of any party outside the State of Israel and the business of the Super Alonit chain shall not be deemed as competing with the Blue Square Group.

18.      TERM OF THE AGREEMENT


         This agreement shall be in effect from the time of execution thereof by all of the parties hereto, and for so long as any one of the entities comprising the Alon Group, jointly with any one of the entities comprising the Bronfman Group, shall hold, either directly or indirectly, holdings in the Group of Joint Companies, or in any one of such companies.

19.      MISCELLANEOUS

         19.1 This agreement reflects the full and exhaustive agreement between the parties with regard to the issues and matters discussed herein, and supersedes any representation, agreement, negotiation, memorandum of understanding, proposal, discussion summary, letter of intent and/or undertaking and any other document, which existed or was exchanged (either in writing or orally), on the said issues and matters, between the parties prior to the execution of this agreement. The parties and each one of them shall not be entitled to rely on any representation, agreement, negotiation, usage, memorandum of understanding, proposal, discussion summary, letter of intent and/or undertaking and any other document, unless explicitly included in this agreement or in the appendices hereto, or adopted or referred to in this agreement or in the appendices hereto.

         19.2 No amendment, modification or addition of or to this agreement shall have any force or effect unless reduced to writing and signed by all of the parties to the agreement. The translations of this agreement are made for the sake of convenience only, and the Hebrew version shall in all cases be the only binding version for all intents and purposes.

         19.3 The expenses of having this agreement and the share allotment stamped shall be borne by the Holding Company.

         19.4 Any and all notices under this agreement shall be made in writing and delivered to the addressee in person or mailed thereto by registered post according to the following addresses. A notice delivered in person shall be deemed to have been received at the time of delivery. A notice mailed by registered post shall be deemed to have been received within 72 hours from the time of dispatch thereof.

ALON ISRAEL OIL COMPANY LTD.


By:  /s/ David Wiessman
     -----------------------------
     Name: David Wiessman
     Title: Director


DOR ENERGY (1998) LTD.


By:  /s/ David Wiessman
     -----------------------------
     Name: David Wiessman
     Title: Director


DOR FOOD CHAINS HOLDINGS LTD.


By:  /s/ David Wiessman
     -----------------------------
     Name: David Wiessman
     Title: Director



MATTHEW BRONFMAN


By:  /s/ Matthew Bronfman
     -----------------------------


SHALOM FISCHER


By:  /s/ Shalom Fischer
     -----------------------------


BRONFMAN-FISCHER INVESTMENTS LTD.


By:  /s/ Shalom Fischer
     -----------------------------
     Name: Shalom Fischer
     Title: Director



MBISF LTD.


By:  /s/ Shalom Fischer
     -----------------------------
     Name: Shalom Fischer
     Title: Director



NISSAN DOR CHAINS LTD.


By:  /s/ Ron Hadassi
     -----------------------------
     Name: Ron Hadassi
     Title: Director


By:  /s/ David Wiessman
     -----------------------------
     Name: David Wiessman
     Title: Director


NISSAN ALON RETAIL HOLDINGS LTD.


By:  /s/ Ron Hadassi
     -----------------------------
     Name: Ron Hadassi
     Title: Director

By:  /s/ David Wiessman
     -----------------------------
     Name: David Wiessman
     Title: Director

BRONFMAN-ALON LTD.



By:  /s/ Ron Hadassi
     -----------------------------
     Name: Ron Hadassi
     Title: Director


By:  /s/ David Wiessman
     -----------------------------
     Name: David Wiessman
     Title: Director